Exhibit 4.1

AXCAN PHARMA INC.

2006 STOCK INCENTIVE PLAN

(AND OFFERING NOTICE)

1.	Establishment, Purpose, and Types of Awards

Axcan Pharma, Inc. (the “Company”) hereby establishes this equity-based incentive compensation plan to be known as the “Axcan Pharma Inc. 2006 Stock Incentive Plan” (hereinafter referred to as the “Plan”), for the following purposes:

-	to enhance the Company’s ability to attract highly qualified personnel on a global basis;

-	to strengthen its retention capabilities;

-	to enhance the long-term performance and competitiveness of the Company and its domestic and international subsidiaries;

-	to align the interests of Participants with those of stockholders; and

-	to provide certain “performance-based compensation.”

(a)           Awards. The Plan permits the granting of the following types of awards (“Awards”), according to the Sections of the Plan listed here:

Section 6	Stock Options
Section 7	Share Appreciation Rights
Section 8	Restricted Shares, Restricted Share Units, and Unrestricted Shares
Section 9	Deferred Share Units
Section 10	Performance Awards

(b)          Appendices. Incorporated by reference and thereby part of the Plan are the terms set forth in the following appendices:

Appendix I	Definitions
Appendix II	United States Sub-Plan
Appendix III	French Sub-Plan
Appendix IV	ESPP Sub-Plan

(c)         Effect on Other Plans. If the Plan receives approval by the Company’s shareholders in accordance with Section 20 below, the Plan shall be the sole Share-based program by which the Company makes discretionary grants; provided that the Plan shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided under the Other Plans before the date on which this Plan receives such shareholder approval, including the Company’s Stock Option Plan, as amended and restated on November 12, 2002 (the “1995 Stock Option Plan”).

If the Plan fails to receive approval by the Company’s shareholders in accordance with Section 20 below, the Other Plans (including all awards made thereunder) shall remain in full force and effect. Until the Plan receives shareholder approval, the Other Plans shall remain in full force and effect, and grants may continue to be made under the Other Plans (including the Company’s 1995 Stock Option Plan). Notwithstanding the foregoing, the Company’s Employee Stock Participation Plan, adopted on December 15, 1995, shall remain in full force and effect.

2.	Defined Terms

Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix I, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3.	Shares Subject to the Plan

Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue pursuant to the Plan is –

(a)

2,300,000 Shares for Awards pursuant to Sections 6 through 10 of the Plan, provided that the Company shall not issue more than 800,000 Shares pursuant to Awards in the form of Restricted Shares, Restricted Share Units, Unrestricted Shares, Deferred Share Units, and Performance Shares; and

(b) 2,250,000 Shares pursuant to the ESPP Sub-Plan for employee stock purchases.

The Shares issued pursuant to the Plan may be authorized but unissued Shares (or, subject to Applicable Law, Shares that the Company has reacquired or otherwise holds in treasury). Shares that are subject to Awards under this Plan that for any reason expire, are forfeited, are cancelled, or become unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan.

4.	Administration

(a)          General. The Committee shall administer the Plan, inclusive of the incorporated Appendices, in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.

(b)          Committee Composition. The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c)          Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i)           to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or SARs to be covered by each Award;

(ii)	to determine, from time to time, the Fair Market Value of Shares;

(iii)         to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv)         to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v)          to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(vi)         in order to fulfill the purposes of the Plan and without amending the Plan, to modify, to cancel, or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs (with discretion to establish sub-plans for such purpose, with any sub-plan to be added as an Appendix to the Plan);

(vii)	to administer the ESPP Sub-Plan in accordance with Appendix IV; and

(viii)      to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees of the Company or its Affiliates.

(d)          Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

5.	Eligibility

(a)          General Rule. The Committee may grant Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person (in the case of a Director, as set forth in Sections 6(a)(ii) and 9(g)) and if otherwise in accordance with the terms of the Plan.

(b)          Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to the matters addressed in Section 10 below, the specific objectives, goals and performance criteria that further define the Performance Award. Each Award shall be evidenced by an Award Agreement signed by the Company and by the Participant, with each Eligible Person’s acceptance of the Award being purely voluntary. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee, and each Award shall be subject to the terms and conditions set forth in Sections 23 and 24 unless otherwise specifically provided in an Award Agreement. The failure of either party to sign an Award Agreement will render it ineffective, null, and void.

(c)          Limits on Individual Awards. During the term of the Plan, no Participant may receive Awards that relate to more than five percent (5%) of the issued and outstanding Shares (on a non-diluted basis) on the Grant Date. The Committee will adjust this limitation pursuant to Section 13 below.

(d)          Limits on Awards to Insiders. During the term of the Plan, the total number of Shares reserved for issuance to insiders ("Insiders" as defined in the Securities Act (Quebec)) and their associates ("Associates" as defined in the Securities Act (Quebec)) under the Plan or any of the Other Plans shall not exceed ten percent (10%) of the Shares outstanding on the date of reservation of such Shares. In addition, the total number of Shares issued to all Insiders and their Associates under the Plan or Other Plans within a one-year period shall not exceed ten (10%) percent of the Shares outstanding on the date of issuance of such Shares. For the purposes of this paragraph, (i) an entitlement granted prior to the optionee becoming an Insider or Associate of an Insider shall be excluded in determining the number of shares issuable to Insiders and their Associates, and (ii) no person shall be considered an Insider, subject to Applicable Law, solely by virtue of being a director or senior executive of an Affiliate of the Company.

(e)          Limits on Awards to Directors. The Company’s Directors shall be eligible to receive new Options or SARs only to the extent that the Shares subject to Options or SARs to Directors under this Plan and any Other Plan do not exceed one percent (1%) of the Shares outstanding on the Grant Date and only as set out in 6(a)(ii) and 9(g). To the extent that this limit cuts back the Options that a Director would otherwise receive pursuant to Section 6(a)(ii) of the Plan, the Director shall receive a cash payment in an amount equal to the value of the Options that the Director is precluded from receiving because of the limit set forth herein, except to the extent that the Director elects to receive all or part of such amount in the form of Deferred Share Units. Any election hereunder must occur before the calendar year in which the Options are scheduled for issuance (or on or before their scheduled Grant Date in the case of a Director who is scheduled to receive an Initial Option pursuant to Section 6(a)(ii) hereof). Notwithstanding Section 17 herein, neither the Committee nor the Board may amend the limits on Awards to Directors set forth in this Section 5(e), except with the approval of shareholders evidenced by a majority of the votes cast in favour of such amendment at a meeting of shareholders called for such purpose.

6.	Option Awards

(a)          Types; Documentation. The Committee may in its discretion grant Options to any Eligible Person, and shall evidence any such grants only in Award Agreements.

(i)           Discretionary Awards of Options. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, after the occurrence of a specified event or only in installments, which installments may vary. Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.

(ii)          Automatic Awards to Directors. Subject to Applicable Law and Section 5(e) above (with Awards for Directors being reduced pro rata, to zero if necessary, to conform therewith), Options to Directors to purchase Common Shares shall be granted as follows and shall be exercisable in accordance with the provisions set forth below and subject to a term of seven (7) years and with earlier expiration of six (6) months after the Director ceases to serve on the Board for any reason (except to the extent the Committee provides otherwise in an Award Agreement):

(I)           A one-time Option (“Initial Option”) that has a fixed value of $50,000 in U.S. dollars as determined under the Black-Scholes (or similar) model as of the Grant Date shall be granted to each new Director on the day such Director is first elected or named to the Board, provided the Director is not then an Employee. The Director shall vest in the right to exercise the Initial Option at a rate of twenty (20%) percent per year of Continuous Service for the first five years from the Grant Date.

(II)          On the date of each annual meeting of the Company’s shareholders, a Director (including a Director who is receiving an Initial Option) shall be granted as part of the Director’s annual retainer an Option (“Annual Option”) that has a fixed value of $25,000 in U.S. dollars as determined under the Black-Scholes (or similar) model on the Grant Date. A Director shall vest in the right to exercise the Annual Option upon the re-election or replacement of the Director at the following year’s annual meeting of the Company’s shareholders that is held in the Company’s fiscal year following the Grant Date. Annual Options will be cancelled at any given time should a Director fail in the opinion of the Board to reasonably fulfil his or her duties as a Director. In such a case, the Annual Options granted to the Director for such year shall be terminated.

(b)          Term of Options. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(g) hereof; provided, that, the term of any Option may not exceed seven (7) years from the Grant Date.

(c)          Exercise Price. Subject to Applicable Law, the exercise price of an Option shall be determined by the Committee in its discretion and shall be set forth in the Award Agreement, provided that such per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date. The exercise price may be stated and payable in Canadian or U.S. dollars, as specified by the Committee. If the exercise price is to be stated in U.S. dollars, the exercise price as determined in accordance with this Section 6(c) shall, if required, be converted from Canadian dollars into United States dollars at the closing price published on the relevant day by the Wall Street Journal.

(d)          Exercise of Option. The Committee shall in its sole discretion determine the times, circumstances, and conditions under which an Option shall be exercisable, and shall set them forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be suspended during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be suspended during any such leave approved by the Company.

(e)          Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(f)           Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall pay cash in lieu of fractional Shares), by delivery of written notice of exercise to a named executive officer of the Company accompanied by the full exercise price of the Shares being purchased. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(i)           cash or check payable to the Company (in the currency specified by the Committee);

(ii)          subject to Applicable Law, other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such other period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iii)         a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(iv)	any combination of the foregoing methods of payment.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.

(g)          Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

(i)           Termination other than Upon Disability, Death, Retirement or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, retirement or termination for Cause), the Participant shall have the right to exercise an Option within three (3) months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii)          Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iii)         Retirement. In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement, the Participant shall have the right to exercise the Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iv)         Death. In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within thirty days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time within one year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

(v)          Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

7.	Share Appreciation Rights (SARs)

(a)          Grants. The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:

(i)           SARs related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. A SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 7(e) below.

(ii)          SARs Independent of Options. The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.

(iii)        Limited SARs. The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and a price related to consideration payable to Company’s shareholders generally in connection with the event.

(b)          Exercise Price. Subject to Applicable Law, the per Share exercise price of a SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share. The exercise price of a SAR related to an Option shall be the same as the exercise price of the related Option. The exercise price of a SAR shall be subject to the special rules on pricing contained in Sections 6(c)  and 7(f)  hereof.

(c)          Exercise of SARs. Unless the Award Agreement otherwise provides, a SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable; provided that the Award Agreement shall not, without the approval of the shareholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. A SAR may not have a term exceeding seven years from its Grant Date. A SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement, but shall not, without the approval of the shareholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. Whether a SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.

(d)          Effect on Available Shares. Any SARs that are settled in shares of the Company’s stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of exercise gain shares issued upon settlement of the SARs.

(e)          Payment. Upon exercise of a SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying –

(i)	the excess of the Fair Market Value of a Share on the date of exercise of the
SAR over the exercise price per Share of the SAR, by
(ii)	the number of Shares with respect to which the SAR has been exercised.

Notwithstanding the foregoing, a SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence, and (ii) shall be subject to any payment or other restrictions that the Committee may at any time impose in its discretion.

(f)     Form and Terms of Payment. Subject to Applicable Law, the Committee may, in its sole discretion, settle the amount determined under Section 7(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares. In any event, cash shall be paid in lieu of fractional Shares. Absent a contrary determination by the Committee, all SARs shall be settled in cash as soon as practicable after exercise. Notwithstanding the foregoing, the Committee may, in an Award Agreement, determine the maximum amount of cash or Shares or combination thereof that may be delivered upon exercise of a SAR.

(g)    Termination of Employment or Consulting Relationship. The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which a SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.

8.	Restricted Shares, Restricted Share Units, and Unrestricted Shares

(a)    Grants. Subject to Applicable Law, the Committee may in its discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any), and the terms upon which the Restricted Shares may become vested. In addition, the Company may in its discretion grant the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting, the terms upon which the Shares subject to a Restricted Share Unit may become vested, and the manner of settlement of the Restricted Share Units. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions. In addition, the Committee may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”), which shall vest in full upon the date of grant or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its discretion) elect to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b)          Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c)          Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 8(e) below.

(d)          Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e)          Dividends Payable on Vesting. Whenever Shares are released to a Participant under Section 8(d) above pursuant to the vesting of Restricted Shares or the Shares underlying Restricted Share Units are issued to a Participant pursuant to Section 8(d) above, such Participant shall receive (unless otherwise provided in the Award Agreement), with respect to each Share released or issued, an amount equal to any cash dividends (plus, in the discretion of the Committee, simple interest at a rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is released or issued.

(f)           Deferral Elections. At any time within the thirty-day period (or other shorter or longer period that the Committee selects) in which a Participant who is a member of a select group of management or highly compensated employees receives an Award of either Restricted Shares or Restricted Share Units, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 9 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 8(d) above.

9.	Deferred Share Units

(a)          Elections to Defer. Subject to the special rules set forth in Section 9(g) with respect to Directors, the Committee may permit any Eligible Person who is a Director or member of a select group of management or highly compensated employees to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any Award other than Restricted Shares for which a Section 83(b) Election has been made), and in lieu thereof to have the Company credit to an internal Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar month (or other period that the Committee selects) during which compensation is deferred, and may be awarded by the Committee, in its discretion, independently of any election by a Participant to defer compensation. Each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election by a Participant who is first eligible to defer hereunder) after its delivery to the Company, subject to Section 8(f) regarding deferral of Restricted Shares and Restricted Share Units and to Section 10(c) regarding deferral of Performance Awards, unless the Company sends the Participant a written notice explaining why the Election Form is invalid within five business days after the Company receives it. Notwithstanding the foregoing sentence: (i) Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Company receives the Election Form, and (ii) the Committee may unilaterally make awards in the form of Deferred Share Units, regardless of whether or not the Participant foregoes other compensation.

(b)          Vesting. Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to Deferred Share Units.

(c)          Distributions. The Company shall make distributions of Accounts to (i) a Participant who is a Director pursuant to Section 9(g), and (ii) to a Participant who is not a Director by issuing one Share for each Deferred Share Unit, in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant’s Continuous Service terminates, unless –

(i)           subject to any terms imposed by the Committee under an Award Agreement, the Participant has properly elected a different form of distribution, on a form approved by the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are completed within ten years following termination of the Participant’s Continuous Service, and

(ii)          the Company received the Participant’s distribution election form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 9(a), provided that such election may be changed through any subsequent election that (i) is delivered to the Committee at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election, and (ii) defers the commencement of distributions by at least five years from the originally scheduled commencement date.

Fractional shares shall not be issued, and instead shall be paid out in cash.

(d)          Crediting of Dividends. Whenever Shares are issued to a Participant pursuant to Section 9(c) above, such Participant shall also be entitled to receive (unless otherwise provided in the Award Agreement), with respect to each Share issued, a cash amount equal to any cash dividends (plus simple interest at a rate of five percent per annum, or such other reasonable rate as the Committee may determine), and a number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued.

(e)          Emergency Withdrawals. Unless otherwise provided in an Award Agreement, in the event a Participant other than a Director suffers an unforeseeable emergency within the contemplation of this Section, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Share Units. The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee shall determine whether a Participant has a qualifying unforeseeable emergency and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

(f)           Unsecured Rights to Deferred Compensation. A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.

(g)          Deferrals by Directors. On the date of each Annual Meeting of the Company’s Shareholders subsequent to 2005, each Director elected at such meeting shall receive an Award of Deferred Share Units with respect to Shares having a value of U.S. $15,000 determined as of the date of the meeting. The Company shall make distributions of Accounts attributable to such Deferred Share Units in accordance with this Section 9(g). Awards granted to Directors under this Section 9(g) are not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits provided for in this Plan.

(i) Distribution to Directors. Notwithstanding Section 9(c), distributions to Directors pursuant to this Section 9(g) shall be settled (I) in cash only (or, subject to Applicable Laws, in newly issued Shares or Shares obtained through open market purchase pursuant to the remaining sentences of this paragraph), (II) in an amount equal to the Fair Market Value of the Shares otherwise deliverable, and (III) only upon the occurrence and at the earliest of the Director’s death or the date the Director ceases to be a Director. Upon the earlier of either event, the Company will pay the cash amount to the Director not later than December 31st of the calendar year following the year in which the Director ceases to be a Director (subject to any earlier payment date that the Committee may either establish or offer to the Director as an alternative). On the payment date provided under this Section 9(g)(i) or, as soon as practicable thereafter, the Committee shall notify the Designated Broker as to the number of Shares to be purchased by the Designated Broker on behalf of the Director on the open market using the cash value of the settled Deferred Share Units after deduction of applicable taxes and other required source deductions. As soon as practicable thereafter, the Designated Broker shall purchase on the open market the number of Shares the Committee has requested the Designated Broker to purchase and notify the Director and the Committee of (a) the aggregate purchase price of the Shares, (b) the purchase price per Share, (c) the amount of any related brokerage commission, and (d) the settlement date for the purchase of the Shares. On the settlement date in respect of the Shares purchased hereunder, upon payment of the aggregate purchase price and related brokerage commission by the Company, the Designated Broker shall, in accordance with the instructions of the Director, deliver to the Director or a representative of the Director a certificate representing such Shares, or credit such Shares to an account with the Designated Broker in the name of the Director.

(ii) Crediting of Dividends. Whenever the Company pays cash or stock dividends on the Shares prior to the date on which Deferred Share Units granted to a Director are settled, pursuant to this Section 9(g), additional Deferred Share Units will be credited to the Director’s Account. The number of such additional Deferred Share Units, if any, will be calculated by dividing the dividends that would have been paid to the Director if the Deferred Share Units recorded in the Director’s Account under the Plan as at the record date for such dividend had been Shares by the Fair Market Value on the date on which the dividends are paid on the Shares.

(iii) Downward Fluctuations. Notwithstanding any other provision of the Plan, no amount shall be paid to, or in respect of, a Director under the Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to a Director to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Director for such a purpose.

10.	Performance Awards

(a)          Performance Units. Subject to the limitations set forth in paragraph (b) hereof, the Committee may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award.

(b)          Limitations on Awards. The maximum Performance Unit Award and the maximum Performance Compensation Award that any one Participant may receive for any one Performance Period shall not together exceed 2,300,000 Shares outstanding and Canadian dollars or U.S. dollars $2,000,000 in cash. The Committee shall have the discretion to provide in any Award Agreement that any amounts earned in excess of these limitations will either be credited as Deferred Share Units, or as deferred cash compensation under a separate plan of the Company (provided in the latter case that such deferred compensation either bears a reasonable rate of interest or has a value based on one or more predetermined actual investments). Any amounts for which payment to the Participant is deferred pursuant to the preceding sentence shall be paid to the Participant in a future year or years not earlier than, and only to the extent that, the Participant is either not receiving compensation in excess of these limits for a Performance Period, or is not subject to the restrictions set forth under Section 162(m) of the Code.

(c)          Deferral Elections. At any time prior to the date that is at least six months before the close of a Performance Period (or shorter or longer period that the Committee selects) with respect to an Award of either Performance Units or Performance Compensation, the Committee may permit a Participant who is a member of a select group of management or highly compensated employees to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an account established pursuant to Section 9 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 10(a) above.

11.	Taxes

(a)          General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for tax purposes, including payroll taxes.

(b)          Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c)          Special Rules. In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under Applicable Law, the Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) or cash equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).

(d)          Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section 11, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

(e)          Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

12.	Non-Transferability of Awards

(a)          General. Except as set forth in this Section 12, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 12.

(b)          Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Committee may in its discretion provide in an Award Agreement that an Award, other than an ISO granted pursuant to Appendix II, may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

13.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

(a)          Changes in Capitalization. The number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be automatically adjusted to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Options pursuant to the Plan. Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any award.

(b)          Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c)          Change in Control. In the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i)           arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(ii)          accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued upon exercise of an Award shall lapse as to the Shares subject to such repurchase right;

(iii)         arrange or otherwise provide for the payment of cash or other consideration to Participants (other than Directors, with respect only to their Awards subject to Section 9(g) above) in exchange for the satisfaction and cancellation of outstanding Awards; or

(iv)         make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 15(a) below.

Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the Successor Corporation in a Change in Control is Involuntarily Terminated by the Successor Corporation in connection with, or within 12 months following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full, unless an Award Agreement provides for a more restrictive acceleration or vesting schedule or more restrictive limitations on the lapse of repurchase rights or otherwise places additional restrictions, limitations and conditions on an Award. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination, unless an Award Agreement provides otherwise.

(d)          Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.

(e)          TSX Approval. All Share adjustments to be made pursuant to the foregoing provisions of this Section 13 are subject to approval by the TSX.

14.	Time of Granting Awards.

The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award.

15.	Modification of Awards and Substitution of Options.

(a)          Modification, Extension, and Renewal of Awards. No modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Committee to act unilaterally to make the modification. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards or to accept the cancellation of outstanding Awards to the extent not previously exercised. However, the Committee may not, without the approval of the Company’s shareholders and (where required under Applicable Law) the TSX, reprice an outstanding Option or SAR or cancel or reprice an outstanding Option or SAR for the purpose of, within six months before or after, either reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement award of a different type.

(b)          Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or similar transaction, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

16.	Term of Plan.

The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 20 below, unless the Plan is sooner terminated under Section 17 below.

17.	Amendment and Termination of the Plan.

(a)          Authority to Amend or Terminate. Subject to Applicable Laws, including requirements to obtain prior security holder approval, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.

(b)          Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 13 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

18.	Conditions Upon Issuance of Shares.

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

19.	Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Neither the Company nor the Committee shall, without shareholder approval, allow for a repricing within the meaning of the federal securities laws applicable to proxy statement disclosures.

20.	Effective Date.

The Plan shall become effective on the date of its approval by the Board; provided that the Plan shall be submitted to the Company’s shareholders for approval to be given by a resolution passed at a meeting of the Company’s shareholders in accordance with the Canada Business Corporations Act and to acceptance by the Exchange. Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval, and no Shares shall be distributed before such approval.

If not approved by the Company’s shareholders in accordance with Applicable Laws (as determined by the Committee in its discretion) within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect.

21.	Controlling Law.

All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the Province of Quebec. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

22.	Laws And Regulations.

The Company may, in its discretion, qualify this Plan in additional jurisdictions outside of Canada and employees residing in such other jurisdictions will be eligible to participate in this Plan. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of Canada as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

23.          No Shareholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

24.          No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment or service relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment or service, at any time, with or without Cause. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.

Appendix I: Definitions

__________

As used in the Plan, the following definitions shall apply:

“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under any applicable laws of Canada, the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the Plan, including awards made in the form of an Option, an SAR, a Restricted Share, a Restricted Share Unit, an Unrestricted Share, a Deferred Share Unit, and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan. The term “Award” shall not include employee stock purchase rights granted pursuant to Appendix IV of this Plan.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Board” means the Board of Directors of the Company.

“Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means any of the following:

(I)          any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in paragraph (III)(B) below;

(II)        the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by the affirmative vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (“Continuing Directors”);

(III)      there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation in which (A) the Company’s shareholders receive or retain voting common stock in the Company or the surviving or resulting corporation in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of the Company are or continue to be Continuing Directors following such transaction, or (B) the Company’s shareholders receive voting common stock in the corporation which becomes the public parent of the Company or its successor in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of such parent corporation are Continuing Directors immediately following such transaction;

(IV)      the sale of any one or more Company subsidiaries, businesses or assets not in the ordinary course of business and pursuant to a shareholder approved plan for the complete liquidation or dissolution of the Company; or

(V)        there is consummated any sale of assets, businesses or subsidiaries of the Company which, at the time of the consummation of the sale, (x) together represent 50% or more of the total book value of the Company’s assets on a consolidated basis or (y) generated 50% or more of the Company’s pre-tax income on a consolidated basis in either of the two fully completed fiscal years of the Company immediately preceding the year in which the Change in Control occurs.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above.

“Company” means Axcan Pharma Inc., a Canadian corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means, notwithstanding any contrary provisions in any applicable agreement of any nature whatsoever, the uninterrupted period during which an Employee or Director provides services to the Company at its request, but does not include any notice or period of payment of an indemnity in lieu of notice given upon termination of employment of an Employee for any reason whatsoever, if the Employee does not provide services to the Company during said notice or period. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. Changes in status between service as an Employee, Director or Consultant will not constitute an interruption of Continuous Service.

“Deferred Share Units” mean Awards pursuant to Section 9 of the Plan.

“Designated Broker” means a stock brokerage or other financial services firm independent from the Company or an Affiliate of the Company designated by the Committee from time to time for the purposes of the Plan.

“Director” means a member of the Board who is not an Employee, or a member of the board of directors of an Affiliate who is not an Employee.

“Disabled” means a condition under which a Participant --

(a)         is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)         is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

“Eligible Person” means any Director or Employee and includes non-Employees to whom an offer of employment has been extended.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“ESPP Sub-Plan” means the sub-plan established pursuant to Appendix IV.

“Fair Market Value” means, as of any date (the “Determination Date”): (i) the closing price of a Share on the Exchange, on the Determination Date, on the last trading day preceding the Determination Date, or, if shares were not traded on such date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board (and satisfactory to the Exchange if the Shares are then listed there).

“Grant Date” has the meaning set forth in Section 14 of the Plan.

“Incentive Share Option” or “ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within one year following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 60 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees or Directors.

“Option” means any stock option granted pursuant to Section 6 of the Plan.

“Other Plan” means any stock option, stock option plan, stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more Directors, senior executives, Consultants or Employees, including a Share purchase from treasury which is financially assisted by any of the Company or its Affiliates by way of a loan, guaranty, or otherwise and including without limitation the Company's 1995 Stock Option Plan, and the Company’s Stock Participation Plan adopted on December 15, 1995.

“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

“Performance Awards” mean Performance Units and Performance Compensation Awards granted pursuant to Section 10.

“Performance Compensation Awards” mean Awards granted pursuant to Section 10(b) of the Plan.

“Performance Unit” means Awards granted pursuant to Section 10(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine and so shall be set out in the applicable Award Agreement.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this Axcan Pharma Inc. 2006 Stock Incentive Plan.

“Reporting Person” means an officer, Director or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 8 of the Plan.

“Restricted Share Units” mean Awards pursuant to Section 8 of the Plan.

“Retirement” means termination of employment from the Company by a Participant whose age and years of service together equal 70 or more.

“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 7 of the Plan.

“Share” means a share of common stock of the Company, as adjusted in accordance with Section 13 of the Plan.

“TSX” or the “Exchange” means the Toronto Stock Exchange.

“Unrestricted Shares” mean Shares awarded pursuant to Section 8 of the Plan.

<Forced Page Break – Appendix II follows >

AXCAN PHARMA INC.

2006 STOCK INCENTIVE PLAN

_____________________

Appendix II: United States Sub-Plan

_____________________

This Appendix II applies to any Awards that are made to Eligible Persons who are residents of the United States of America (“U.S.”) and who are or may become subject to U.S. tax (i.e. income tax and/or social security tax) as a result of Awards granted under the Axcan Pharma Inc. 2006 Stock Incentive Plan (the “Plan”).

This Appendix II shall be read in conjunction with the Plan and is subject to the terms and conditions of the Plan; provided that to the extent that the terms and conditions of the Plan differ from or conflict with the terms of this Appendix II, the terms of this Appendix II shall prevail.

The terms and conditions of this Appendix II are the terms of the Plan, modified as follows:

1.	Incentive Stock Options

(a)         Shares available for ISO Awards. Section 3 shall be amended through addition of the following sentence:

Notwithstanding the foregoing, but subject to adjustments pursuant to Section 13 below, the number of Shares that are available for ISO Awards shall be determined, to the extent required under applicable tax laws, by reducing the number of Shares designated in the preceding paragraph by the number of Shares issued pursuant to Awards, provided that any Shares that are issued under the Plan and forfeited back to the Plan shall be available for issuance pursuant to future ISO Awards.

(b)	Eligibility for ISO Awards. Section 5(a) of the Plan shall be amended as follows:

The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code.

(c)	ISO Awards. Section 6(a) of the Plan shall be amended as follows:

(i)            Each Option shall be designated in the Award Agreement as an ISO or a NQSO. The Grant Date of an ISO shall be the later of the Grant Date determined under Section 14 of the Plan or the date of commencement of the Participant’s employment relationship with the Company. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Grant Date and it shall be included in the applicable Award Agreement.

(ii)           Notice of Disqualifying Dispositions. By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant sells,

transfers or otherwise disposes of any Shares acquired under the Plan, if such disposition occurs within the earlier of (i) two (2) years of the Grant Date, or (ii) one (1) year after the exercise of the ISO associated with such Shares. Each participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

(d)	ISO $100,000 Limit.

$100,000 Limit. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds U.S. $100,000, such excess Options shall be treated as NQSOs. For purposes of determining whether the U.S. $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the U.S. $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 6(b) shall be automatically adjusted accordingly.

2.	Stock Appreciation Rights.

(a)	Section 7(a) of the Plan shall be amended as follows:

Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(b)	Section 7(e) of the Plan shall be amended as follows:

The Committee has the discretion to impose payment restrictions intended to conform SARs with Section 409A of the Code

3.	Restricted Share Awards, Restricted Share Units, and Unrestricted Shares.

(a)           Section 83(b) Elections. A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares. If a Participant who has received Restricted Share Units provides the Committee with written notice of his or her intention to make Section 83(b) Election with respect to the Shares subject to such Restricted Share Units, the Committee may in its discretion convert the Participant’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s Restricted Share Unit Award. The Participant may then make a Section 83(b) Election with respect to those Restricted Shares. Shares with respect to which a Participant makes a Section 83(b) Election shall not b e eligible for deferral pursuant to Section 9 below.

4.	Deferred Share Units.

Section 9(e) of the Plan shall be amended as follows:

The term “unforeseeable emergency” shall be interpreted in accordance with Section 409A of the Code, and the term “dependent” shall be interpreted in accordance with Section 152(a) of the Code.

5.	Performance Awards.

Section 10 of the Plan shall be amended by adding the following paragraphs at the end thereof:

(d)          Performance Compensation Awards. Subject to the limitations set forth in paragraph 10(b) of the Plan, the Committee may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” (payable in cash or Shares) in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m). With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being hereinafter defined).

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

(e)	Definitions.

(i)           “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(ii)          “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units. Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

6.	Taxes.

Section 11(e) of the Plan shall be amended by adding the following sentences at the end thereof:

The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C). The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

7.	Modifications of Awards and Substitution of Options.

Section 15(b) of the Plan shall be deleted in its entirety and replaced with the following:

Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give persons additional benefits, including any extension of the exercise period.

8.	Laws and Regulations.

Section 22 of the Plan shall be amended as follows:

This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

9.	Definitions.

The definitions set forth in Appendix I shall be modified as follows:

“Committee” means (i) with respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, a committee consisting of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code, and (ii) with respect to any decision relating to a Reporting Person, a committee consisting of two or more Directors who are disinterested within the meaning of Rule 16b-3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means as of any date (the “Determination Date”) means: (i) the closing price of a Share if such stock is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (ii) if such stock is not traded or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iii) if subsections (i)-(ii) do not apply, the fair market value established in good faith by the Board.

“Non-qualified Stock Option” or “NQSO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

AXCAN PHARMA INC.

2006 STOCK INCENTIVE PLAN

__________

Appendix III: French Sub-Plan

This Appendix III applies to any Awards that are made to Eligible Persons who are residents of France and who are or may become subject to French tax (i.e. income tax and/or social security tax) as a result of Awards granted in the form either of (i) Options or of (ii) Restricted Shares or Restricted Share Units in application of respectively Section 6 and Section 8 of the Axcan Pharma Inc. 2006 Stock Incentive Plan (the “Plan”).

This Appendix III shall be read in conjunction with the Plan and is subject to the terms and conditions of the Plan; provided that to the extent that the terms and conditions of the Plan differ from or conflict with the terms of this Appendix III, the terms of this Appendix III shall prevail.

The terms and conditions of this Appendix III are that of the Plan, modified as follows:

1.	Provisions Applicable to Options Pursuant to Section 6.

1.1 Beneficiaries.

(a)

Notwithstanding any other provision of the Plan, any Options granted (i) to consultants or as a rule to any other persons who do not have an employment contract under French law with a French entity of Axcan group or (ii) to executive officers (président du conseil d’administration, directeur général, directeur général délégué, membre du directoire ou gérant) of such entity who are not eligible (as defined in article L 225-185 of the French Code of commerce) to a French stock options plan governed by articles L 225-177(...)185 of the French Code of Commerce, shall not be deemed to have been granted pursuant to the present Appendix III.

(b)

Subject to Sections 1.(a) and 1.(c) hereof, any Options may only be granted pursuant to this Appendix III to an employee or an executive officer (président du conseil d’administration, directeur général, directeur général délégué, membre du directoire ou gérant) of a company incorporated in France that complies with the requirement of capital or control interests in relation with the Company, as provided in article L 225-180 of the French Code of Commerce.[1]

1 – at least 10% of the French company share capital must be held, directly or indirectly, by the issuing company.

– the French company must directly or indirectly hold at least 10% of the issuing company's share capital.

– at least 50% of the employer's company share capital must be held, directly or indirectly, by a company which holds, directly or indirectly, at least 50% of the issuing company's share capital.

(c)

Notwithstanding any other provision of the Plan, Options granted to a Participant who is holding shares representing 10% or more of the Axcan Pharma Inc.’s capital at the date of grant of the Option shall not be deemed to have been granted pursuant to Appendix III.

1.2 Minimum Option Price.

Notwithstanding any other provision of the Plan:

(a)

In the case of Options entitling the holder to subscribe new Shares to be allocated, any Option granted at an exercise price that is, on the Grant Date, less than 100% of the average of the Fair Market Value of the underlying Share during the 20 trading days preceding the Grant Date shall not be deemed to have been granted under Appendix III.

(b)

In addition to the above mentioned condition, in the case of Options entitling the holder to purchase existing Shares held by the Company as treasury Shares, any Option granted at an exercise price that is, on the Grant Date less than 100% of the average purchase price paid by the Company for the totality of the treasury Shares held by the Company on that date shall not be deemed to have been granted under Appendix III.

1.3 Adjustment of the Options.

Notwithstanding any other provision of the Plan, the Option exercise price may not be changed during the period of the Option. However, the number or price of the shares to which the Options give access must be adjusted in accordance with French law upon the occurrence of the events provided for in article L 225-181 of the French Code of commerce, subject to Applicable Law.

1.4 Period to Grant the Options.

(a)

Notwithstanding any other provision of the Plan, no Options must be granted during the 20 trading days (i) after the payment of a dividend by the Company or (ii) after the allocation to the existing Company shareholders of negotiable preferential subscription rights in the frame of an increase of the Company capital stock.

(b)

Notwithstanding any other provision of the Plan, no Options must be granted during the 10 trading days preceding or following the publication of the annual financial consolidated statements of the Company, or the publication of its annual financial statements in the absence of consolidated statements.

(c)

Notwithstanding any other provision of the Plan, no Options must be granted during the period starting from any date on which the corporate management of the Company is aware of any price-sensitive information which, if published, might have a significant impact on the price of the Shares, and ending 10 consecutive trading days after the publication of that information.

1.5 Transfer of Shares.

Notwithstanding any other provision of the Plan, the Shares must be transferred to the beneficiaries as soon as the Option is exercised and paid.

1.6 Delay to Exercise the Options or to Dispose of the Shares.

Notwithstanding any other provision of the Plan, and subject to exceptions such as provided for in Section 1.7(a) below, the exercise of the Options is prohibited for a period of 1 year starting from the Grant Date; and the sale or conversion into “bearer stocks” of any Shares acquired as a result of the exercise of Options is prohibited for a subsequent period of 3 years ending on the day following the fourth anniversary of the Grant Date.

1.7 Termination of Continuous Service

The following provisions shall apply to an Award Agreement granted in application of Appendix III, notwithstanding any other provision of the Plan.

(a)	Within a 4-year period starting from the Grant Date

Within a 4-year period starting from the Grant Date, when there is a termination of the Participant’s Continuous Service (defined for the purpose of this section 1.7.1 of Appendix III the date at which (i) a Participant ceases to be employed by Axcan Pharma, Inc. or any of its Affiliate in the case of an Employee, or (ii) a Participant who is not an Employee of Axcan Pharma, Inc. or any of its Affiliate ceases to be an executive officer of a French entity of the Axcan group), the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately as being null and void.

By exception to Section 1.6 above of the present Appendix III, an Option may, however, be exercised in the following cases of termination, to the extent a Participant was entitled to exercise such Option at the date of such termination (i.e. even within the first year following the Grant Date), and the Shares acquired as a result of the exercise of any Options (including Shares acquired prior to such termination) may immediately following such termination be sold or converted into “bearer stocks”:

(i)

Death. In the event of termination of a Participant's Continuous Service as a result of his/her death, his/her heirs may exercise the Options granted to the deceased Participant within a six-month period from the date of the Participant’s death pursuant to article L 225-183 of the French Code of commerce (in French, Code de commerce).

(ii)

Disability. In the event of termination of a Participant's Continuous Service as a result of his/her Disability (Disability being defined for the purpose of Appendix III as corresponding to the classification of the second or third categories as listed in Article L. 341-4 of the French social security code – in French, Code de la sécurité sociale), the Participant shall have the right to exercise an Option at any time within one year following such termination.

(iii)

Retirement on the employer’s initiative. In the event (applicable to an Employee participating in the Plan) of a termination of a Participant's Continuous Service as a result of the Participant's retirement on the employer’s initiative (excluding early retirement on the employee’s initiative), the Participant shall have the right to exercise the Option at any time prior to the starting of a three-month period preceding such termination (i.e. the date of employment termination by the employer).

(b)	After a 4-year period starting from the Grant Date

To establish in the applicable Award Agreement granted pursuant to the present Appendix III the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service which may occur after a 4-year period starting from the Grant Date, the Committee shall apply the provisions set forth in Section 6(g) of the Plan, subject to the following variation:

(i)

in the case of termination of a Participant’s Continuous Service as a result of death, his/her heirs may exercise the Options granted to the deceased Participant within a six-month period from the date of the Participant’s death;

(ii)

in the case of termination of a Participant's Continuous Service as a result of the Participant's dismissal, even in the case of termination for Cause, the Participant shall have the right to exercise an Option at any time within three (3) months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

2.	Provisions applicable to Restricted Shares or Restricted Share Units.

Restricted Shares may not be granted pursuant to Appendix III in the case that the Award Agreement sets forth a purchase price for the shares. Shares may only be received for free pursuant to Appendix III.

2.1 Beneficiaries.

(a)

Notwithstanding any other provision of the Plan, any Restricted Shares or Restricted Share Units granted (i) to consultants or as a rule to any other persons who do not have an employment contract under French law with a French entity of Axcan group or (ii) to executive officers (président du conseil d’administration, directeur général, directeur général délégué, membre du directoire ou gérant) of such entity* who are not eligible (as defined in article L 225-197-1-II of the French Code of commerce) to a French plan of gratuitous shares governed by articles L 225-197-1(...)-5 of the French Code of Commerce, shall not be deemed to have been granted pursuant to the present Appendix III.

(b)

Subject to Sections 2.1(a) and 2.1(c) hereof, any Restricted Shares or Restricted Share Units may only be granted pursuant to this Appendix III to an employee or an executive officer (président du conseil d’administration, directeur général, directeur général délégué, membre

*     Only French joint stock companies ("sociétés par actions") may grant such awards to their executive officers.

du directoire ou gérant) of a company incorporated in France [and provided that the issuing company is listed on a regulated market] that complies with the requirement of capital or control interests in relation with the Company, as provided in article L 225-197-2-I. of the French Code of Commerce.**

(c)

Notwithstanding any other provision of the Plan, Awards granted to a Participant who is holding shares representing 10% or more of the Company’s share capital at the date of grant of the Restricted Share or Restricted Share Units shall not be deemed to have been granted pursuant to Appendix III. Restricted Shares or Restricted Share Units may not be granted pursuant to Appendix III if one Participant might hold more than 10% of the Company share capital, taken account of the shares to be released upon vesting.

(d)	Restricted Shares and Restricted Share Units giving a right of access to above 10% of the share capital may not be granted pursuant to Appendix III.

2.2 Vesting Period and Period of Prohibition to Sell the Shares.

Notwithstanding any other provision of the Plan, the Restricted Shares and Restricted Shares Units may not be granted pursuant to Appendix III if the Award Agreement as decided by the Committee does not provide, as of the Grant Date, for the following restrictions:

(a)

The Participant's interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable after a period of at least 2 years starting from the Grant Date.

(b)

The sale or conversion into bearer stocks of shares released as a result of the vesting is prohibited for a subsequent period of 2 years starting from the date on which the Shares become vested and non-forfeitable.

2.3 Restriction Period to the Sale of the Shares.

(a)

Notwithstanding any other provision of the Plan, no Shares received upon Restricted Shares and Restricted Share Units may be sold, following the expiry of the period of prohibition to sell, during the 10 trading days preceding or following the publication of the annual financial consolidated statements of the Company, or the publication of its annual financial statements in the absence of consolidated statements.

(b)

Notwithstanding any other provision of the Plan, no Shares received upon Restricted Shares and Restricted Share Units may be sold, following the expiry of the period of prohibition to sell, during the period starting from any date on which the corporate management of the

** – at least 10% of the French company share capital must be held, directly or indirectly, by the issuing company.

– the French company must directly or indirectly hold at least 10% of the issuing company's share capital.

– at least 50% of the employer's company share capital must be held, directly or indirectly, by a company which holds, directly or indirectly, at least 50% of the issuing company's share capital.

Company is aware of any price-sensitive information which, if published, might have a significant impact on the price of the Shares, and ending 10 consecutive trading days after the publication of that information.

2.4 Release of Shares.

Notwithstanding any other provision of the Plan, the Shares underlying Awards of Restricted Shares and Restricted Share Units must be transferred to the beneficiaries as soon as practicable after vesting of a Participant's Restricted Shares (or shares underlying Restricted Share Units).

2.5 Transfer to Heirs.

Notwithstanding any other provision of the Plan, in the case of a death of a Participant, his/her heirs may request that the shares to be received upon Restricted Shares and Restricted Share Units granted to the deceased Participant be vested in them, within a six-month period from the date of the Participant’s death pursuant to article L 225-197-3 alinéa 2 of the French Code of commerce.

2.6 Termination of Employment/Executive Office.

In the event (i) that a Participant ceases to be employed by the Company or any Affiliate of the Company or (ii) that a Participant ceases to be an executive officer of the French entity of any Company Affiliate, any Restricted Shares and Restricted Share Units granted to him/her in application of Appendix III shall automatically be forfeited forthwith.

3.	Provisions applicable to both Options and Restricted Shares.

Appendix III shall be effective as of the date of approval of the Plan given by a resolution passed at a meeting of the Company's body entitled to bring any changes to the total amount of the share capital, including any kind of capital increase or issue of securities conferring on the holder a right of access to the share capital, in accordance with the Canada Business Corporations Act. Therefore, no Options may be granted pursuant to Appendix III before this approval.

3.1 Administration.

Notwithstanding any other provision of the Plan, the Plan for the purpose of this Appendix III shall be administered in accordance with Section 4 of the Plan.

3.2 Amendment or Discontinuance of the Plan.

With respect to the provisions of Section 17(a) of the Plan, any amendment to Appendix III of the Plan shall be reviewed for conformity with French legislation applicable from time to time, prior to implementation. In addition, an Award Agreement granted pursuant to this Appendix III may not be amended by the Committee without prior review for conformity with French legislation.

3.3 Data Privacy.

As provided by French Law n° 78-17 dated January 6, 1978 amended by the Law n° 2004-801 dated

August 6, 2004:

(a)	The Participant may exercise his/her right of access to oppose to the processing of his/her personal data provided this is for legitimate reasons; and
(b)	The Participant may also exercise his/her right of access to request modification of his/her personal data.

Furthermore, the Participant agrees that his/her personal data may be transferred to Axcan Pharma, Inc. or to third party service providers (such as stock brokerage services) for the purpose of Plan administration including but not limited to the exercise of the Options, the reception of shares and the payment of dividends in accordance with applicable regulations.

3.4 Acknowledgment.

In each Award Agreement, each Participant who is subject to Appendix III shall provide the following acknowledgement of having reviewed the terms and conditions set forth by the Plan and the Appendix III.

Je reconnais expressément par les présentes que j’ai eu le temps nécessaire pour entièrement lire et parfaitement comprendre le présent contrat ainsi que l’ensemble des documents et annexes s’y afférent et que j’ai eu l’opportunité de m’en entretenir avec les conseils de mon choix.

(I represent that I had enough time to review and understand this agreement as all related documents and appendix and that I had the opportunity to obtain advice from the counsels of my choice.)

By Order of the Board of Directors

(DRAFT)

_______________________, 2005

Participant

_______________________, 2005

3.5 Secretary Certificiation.

The undersigned certifies that the Plan and Appendix III to the Plan providing particular terms and conditions for grant of Options to Participants is a true copy of the Plan and Appendix III as adopted on ____________________, 2005 and has not been amended or revoked.

Secretary

AXCAN PHARMA INC.

2006 STOCK INCENTIVE PLAN

__________

Appendix IV: ESPP Sub-Plan

__________

Preamble. The following constitutes the Axcan Pharma Inc. 2006 Employee Stock Purchase Plan (the “ESPP Sub-Plan” or “ESPP”). The provisions of this ESPP modify and supercede any contrary provisions of the Axcan Pharma Inc. 2006 Stock Incentive Plan (the “Plan”), with any other provisions of the Plan applying with full force and effect to each Employee covered by the terms of this ESPP. All terms that begin with initial capital letters within this ESPP have the same meaning as those set forth in the Plan, unless otherwise defined in this ESPP or the context herein specifically requires otherwise.

1.            Purpose. The purpose of the ESPP is to provide Employees of select Subsidiaries of the Company with an opportunity to purchase Shares of the Company. It is the intention, but not the obligation, of the Company to have the ESPP qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a)          “Compensation” means the sums of the types and amounts of compensation determined from time to time by the Committee in its sole discretion to be eligible to be taken into account under the ESPP, provided that no such determination shall include or exclude any type or amount of compensation contrary to the requirements of Section 423 of the Code, including the equal treatment of participants having the same employer corporation.

(b)         “Contributions” means all amounts credited to the account of a participant pursuant to the ESPP.

(c)          “Designated Corporation” shall mean Axcan Scandipharm Inc. and any other subsidiary of the Company that the Committee may at any time approve for inclusion, on or after a specified future date in this ESPP Sub-Plan.

(d)         “Fair Market Value” means as of any date (the “Determination Date”) means: (i) the closing price of a Share if such stock is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (ii) if such stock is not traded or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iii) if subsections (i)-(ii) do not apply, the fair market value established in good faith by the Board.

(e)          “Offering Date” means the first business day of each Purchase Period of the ESPP (and shall thereby be the grant date for each Purchase Period).

(f)          “Purchase Date” means the last day of each Purchase Period of the ESPP, provided, however, that if such date is not a business day, the “Purchase Date” shall mean the immediately preceding business day.

(g)          “Purchase Period” means a period of one calendar month (or such other period of up to 27 consecutive months that the Committee may determine in its sole discretion before an Offering Date), except for the first Purchase Period set forth in Section 4(b) of this ESPP Sub-Plan.

(h)         “Purchase Price” means with respect to a Purchase Period an amount equal to 85% of the Fair Market Value of a Share on the Purchase Date; provided, however, that the Committee may before any Offering Date establish a different formula for determining the Purchase Price so long as the formula does not result in a lower Purchase Price than is allowable under Section 423(b)(6) of the Code.

(i)           “Subsidiary” means a corporation (or an unincorporated entity of which the Company is a co-employer of its employees), domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.	Eligibility.

(a)          Any person who is an Employee of a Designated Corporation as of the date that is three (3) months before the Offering Date of a given Purchase Period shall be eligible to participate in such Purchase Period under the ESPP, subject to the requirements of Section 5(a) of this ESPP Sub-Plan and the limitations imposed by Section 423(b) of the Code; provided however that eligible Employees may not participate in more than one Purchase Period at a time.

(b)          Any provisions of the ESPP to the contrary notwithstanding other than Section 3(c) of this ESPP Sub-Plan, no Employee shall be granted a purchase right under the ESPP

(i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares of beneficial ownership of the Company and/or hold outstanding purchase rights for Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Company or shares of common stock of any Subsidiary of the Company, or

(ii) if such purchase right would permit his or her rights to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand U.S. Dollars (U.S. $25,000) of the Fair Market Value of such Shares

(determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

(c)          Employees of Affiliates of the Company that are not corporate Subsidiaries, and Employees who are ineligible to participate pursuant to Section 3(b)(i) of this ESPP Sub-Plan may, in the sole discretion of the Committee, be eligible to participate in any Company sub-plan or sub-plans that the Committee may establish in accordance with Section 22(b) of the Plan.

4.          Purchase Periods. Purchase Periods shall generally commence on the first day of each calendar month (e.g., January 1, February 1, March 1) and shall end on the last day of the calendar month in which the Purchase Period begins. The Committee shall have the discretion to establish the first Purchase Period as commencing on or after the effective date determined in Section 22 of this ESPP Sub-Plan. The Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval, provided that the Committee shall announce any such change at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

5.	Participation.

(a)          An eligible Employee may become a participant in the ESPP by completing a subscription agreement on the form provided by the Company and filing it with the Company's Human Resources Department or the stock brokerage or other financial services firms designated or approved by the Committee from time to time (each, a "Designated Broker") prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Purchase Period. The subscription agreement shall set forth the percentage of the participant's Compensation (subject to Section 6(a) of this ESPP Sub-Plan) to be paid as Contributions pursuant to the ESPP.

(b)          Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10 of this ESPP Sub-Plan.

(c)          A participant's subscription agreement shall remain in effect for successive Purchase Periods unless modified as provided in Section 6 of this ESPP Sub-Plan or terminated as provided in Section 10 of this ESPP Sub-Plan.

6.	Method of Payment of Contributions.

(a)          Subject to the limitation set forth in Sections 6(c) of this ESPP Sub-Plan and any minimum or maximum payroll deduction amounts established by the Committee, a participant shall elect to have payroll deductions made on each payday during the Purchase Period in an amount set forth by the participant in a completed execution agreement. All payroll deductions made by a participant shall be credited to his or her account under the ESPP. A participant may not make any additional payments into such account.

(b)          A participant may discontinue his or her participation in the ESPP as provided in Section 10 of this ESPP Sub-Plan, and may increase or decrease the rate of his or her

Contributions with respect to the Purchase Period only in accordance with rules that the Committee establishes before the Offering begins. Any change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

(c)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) of this ESPP Sub-Plan, a participant’s payroll deductions may be decreased during any Purchase Period scheduled to end during the current calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such participant's subscription agreement at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 of this ESPP Sub-Plan.

7.          Grant of Purchase Rights. On the Offering Date of each Purchase Period, each eligible Employee participating in such Purchase Period shall be granted a purchase right on the Purchase Date for the Purchase Period to purchase a number of Shares determined by dividing such Employee's Contributions accumulated prior to such Purchase Date and retained in the participant's account as of the Purchase Date by the applicable Purchase Price; provided however that the maximum number of Shares an Employee may purchase during each Purchase Period shall be the number of Shares for which the aggregate Purchase Price equals the lesser of fifteen percent (15%) of such Employee’s Compensation earned during the Purchase Period or U.S. $25,000.00 per calendar year, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 of this ESPP Sub-Plan.

8.          Exercise of Purchase Right. Unless a participant withdraws from the ESPP as provided in Section 10, his or her purchase right will be exercised automatically on each Purchase Date of a Purchase Period, and the maximum number of full Shares subject to the purchase right will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional Shares shall be sold or issued pursuant to the ESPP. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full Share shall be retained in the participant's account for the subsequent Purchase Period, subject to earlier withdrawal by the participant as provided in Section 10 of this ESPP Sub-Plan. Any other amounts left over in a participant's account after a Purchase Date shall be returned to the participant. The Shares purchased upon exercise of a purchase right hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant's purchase rights hereunder are exercisable only by him or her.

9.          Delivery. As promptly as practicable after each Purchase Date of each Purchase Period, the number of Shares purchased by each participant upon exercise of his or her purchase right shall be deposited into an account established in the participant's name with a Designated Broker.

10.	Voluntary Withdrawal; Termination of Employment.

(a)          Subject to applicable securities law restrictions (e.g., the Company’s insider trading policy), a participant may withdraw all but not less than all the Contributions credited to his or her account under the ESPP at any time prior to each Purchase Date by giving written notice to the Company or the Designated Broker, in the form and manner as directed by the Company, at least five (5) days prior to the Purchase Date. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her purchase right for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Purchase Period.

(b)          Upon termination of the participant's Continuous Service prior to the Purchase Date of a Purchase Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 of this ESPP Sub-Plan, and his or her purchase right will be automatically terminated. A participant will have up to 30 days to transfer, to himself, to a designated beneficiary, or to a designated broker, any Shares that the Company or the Designated Broker holds for the benefit of the Participant (using a form that the Committee provides). If within 30 days, the participant’s Shares are not transferred, the Committee may, but shall not be obligated to, issue and mail a stock certificate for the Shares to the participant.

(c)          In the event an Employee fails to remain in Continuous Service of the Company for at least twenty (20) hours per week during the Purchase Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the ESPP and the Contributions credited to his or her account will be returned to him or her and his or her purchase right terminated.

(d)          If a participant withdraws from a Purchase Period, the participant may enroll in a subsequent purchase period but only once within the same calendar year for this ESPP or any succeeding employee stock purchase plan or any similar plan which may hereafter be adopted by the Company and for which such participant is otherwise eligible, subject to applicable securities law restrictions (e.g., the Company’s insider trading policy). If a participant withdraws from a Purchase Period, payroll deductions shall not resume at the beginning of any succeeding Purchase Period for which the participant is eligible to enroll unless the participant delivers a new subscription agreement to the Company.

11.	Interest. No interest shall accrue on the Contributions of a participant in the ESPP.
12.	Shares.

(a)          The Designated Broker shall purchase all Shares on the open market, provided, however, that no more than 2,250,000 Shares (as adjusted for stock dividends, splits, and other similar events) shall be purchased pursuant to a purchase right issued under the ESPP and in accordance with Section 3 of the Plan. To the extent the Purchase Price for Shares is below Fair Market Value for any Purchase Period, the Company shall pay the Designated Broker such amounts as are necessary to subsidize the Purchase Price for Shares purchased on the open market.

(b)          The participant shall have no interest (including no right to receive any dividends) or voting right in Shares covered by his or her purchase right until such purchase right has been exercised.

(c)          Shares to be delivered to a participant under the ESPP will be registered in the name of the participant or, if directed by the participant in writing, in the name of the participant and his or her spouse.

13.       Administration. The Committee shall supervise and administer the ESPP, and shall have full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, to determine eligibility, to adjudicate all disputed claims under the ESPP, to adopt, amend and rescind any rules deemed appropriate for the administration of the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP. Every finding, decision, and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. No person acting individually or jointly as the Committee shall be liable for any action or determination made in good faith with respect to the ESPP or any participant.

14.	Designation of Beneficiary.

(a)           A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant's account under the ESPP in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant's account under the ESPP in the event of such participant's death prior to the Purchase Date. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 14(a) of this ESPP Sub-Plan shall be made in the form and in the manner as directed by the Company's Human Resources Department.

(b)          Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice in accordance with Section 14(a) of this ESPP Sub-Plan. In the event of the death of a participant and in the absence of a beneficiary validly designated under the ESPP who is living at the time of such participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.         Transferability. Neither Contributions credited to a participant's account nor any rights with regard to the exercise of a purchase right or to receive Shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 of this ESPP Sub-Plan) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 of this ESPP Sub-Plan.

16.         Use of Funds. All Contributions received or held by the Company under the ESPP may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.         Reports. Individual recordkeeping accounts will be maintained for each participant in the ESPP. Statements of account will be provided to participating Employees at least annually by the Designated Broker, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, and the remaining cash balance, if any.

18.       Adjustments upon Dissolution, Liquidation, Change in Control or Certain Other Transactions.

(a)           In the event of a proposed dissolution or liquidation of the Company, any Purchase Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Change in Control, each purchase right outstanding under the ESPP shall be assumed or an equivalent purchase right shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding purchase rights, each Purchase Period then in progress shall be shortened and a new Purchase Date shall be set (the "New Purchase Date”), as of which date any Purchase Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her purchase right has been changed to the New Purchase Date and that his or her purchase right will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Purchase Period as provided in Section 10 of this ESPP Sub-Plan.

For purposes of this Section 18 of this ESPP Sub-Plan, a purchase right granted under the ESPP shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, each holder of a purchase right under the ESPP would be entitled to receive upon exercise of the purchase right the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the purchase right at such time (after giving effect to any adjustments in the number of Shares covered by the purchase right as provided for in this Section 18 of this ESPP Sub-Plan); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the purchase right to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Share reserves of the Company, as well as the price per Share covered by each outstanding purchase right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding Shares, and in the event of the Company's being consolidated with or merged into any other corporation.

19.	Amendment or Termination.

(a)           The Board may at any time and for any reason terminate or amend the ESPP. Except as provided in Section 18 of this ESPP Sub-Plan, no such termination of the ESPP may affect purchase rights previously granted, provided that the ESPP or a Purchase Period may be terminated by the Board on a Purchase Date or by the Board's setting a new Purchase Date with respect to a Purchase Period then in progress if the Board determines that termination of the ESPP and/or the Purchase Period is in the best interests of the Company and the shareholders, or if continuation of the ESPP and/or the Purchase Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the ESPP in the generally accepted accounting rules applicable to the ESPP. Except as provided in Section 18 of this ESPP Sub-Plan and in this Section, no amendment to the ESPP shall make any change in any purchase right previously granted that adversely affects the rights of any participant. In addition, to the extent the Committee considers it appropriate to conform the ESPP with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b)         Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Purchase Periods, to limit the frequency and/or number of changes in the amount withheld during a Purchase Period, to establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, to permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each participant properly correspond with amounts withheld from the participant's Compensation, and to establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the ESPP.

(c)          The Company may adopt rules or procedures relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Company specifically authorizes the Committee to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

20.         Notices. All notices or other communications by a participant to the Company under or in connection with the ESPP shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.         Conditions Upon Issuance of Shares. Shares shall not be issued with respect to a purchase right unless the exercise of such purchase right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.         Term of ESPP. The ESPP shall continue in effect for a term of ten (10) years from the date of the Plan’s approval by the Board, unless sooner terminated under Section 19 of this ESPP Sub-Plan.

23.         Additional Restrictions of Rule 16b-3. The terms and conditions of purchase rights granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This ESPP shall be deemed to contain, and such purchase rights shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to ESPP transactions.

24.         Notice of Disqualifying Dispositions. By electing to participate in the ESPP, each participant agrees to notify the Company in writing immediately after the participant sells, transfers or otherwise disposes of any Shares acquired under the ESPP, if such disposition occurs within the earlier of (i) two (2) years of the Offering Date, or (ii) one (1) year of the Purchase Date, associated with such Shares. Each participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

25.        Withholding of Taxes. Each participant must make adequate provision for all applicable federal, state, or other tax withholding obligations which may arise upon the exercise of any purchase right or the disposition of any Shares.

26.         No Employment Rights. The ESPP does not create, directly or indirectly, any right for the benefit of any employee or class of employees to purchase any Shares from the Company (other than as expressly provided in, and subject to the terms and conditions of, the ESPP), or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an employee's employment at any time.

27.         Offsets. To the extent permitted by law, the Company shall have the absolute right to withhold any amounts payable to any participant under the terms of the ESPP to the extent of any amount owed for any reason by such participant to the Company or any Subsidiary and to set off and apply the amounts so withheld to payment of any such amount owed to the Company or any Subsidiary, whether or not such amount shall then be immediately due and payable and in such order or priority as among such amounts owed as the Board or its committee, in its sole discretion, shall determine.

28.         Captions. The captions of the sections and paragraphs of this ESPP have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the ESPP. References to sections herein are to the specified sections of this ESPP unless another reference is specifically stated. Wherever used herein, a singular number shall be deemed to include the plural unless a different meaning is required by the context.

AXCAN PHARMA INC.

2006 STOCK INCENTIVE PLAN

As approved by the Board of Directors on September 14, 2005, and by the shareholders on _________ __, 2006.

-47-